PFF BANCORP APPEARS ON NEW YORK ABC AFFILIATE

     Pomona, Calif.--(BUSINESS WIRE) --Sept. 15, 2003--PFF Bancorp Inc. (NYSE:PFB), the holding company for PFF Bank & Trust and Glencrest Investment Advisors Inc., was recently featured on the television news program BusinessNow.  The program aired on the ABC affiliate in New York on Sept. 14, 2003.  While focusing on David Ellison, the highly regarded portfolio manager of FBR Financial Services Fund (FBRFX) and the FBR Small Cap Financial Services Fund (FBRSX), the broadcast included a segment on PFF Bancorp and other successful companies in which Mr. Ellison has invested.

     Reporters from BusinessNow conducted interviews with Donald R. DesCombes, Chairman of the Board, and Larry M. Rinehart, President and CEO.  "The interviews were an excellent opportunity to share our message concerning PFF's 110-year history, values and factors contributing to our growth and stellar performance as a community bank, including our "Customers First." approach to service."

     Reflecting these themes, Kitty Garvey from Crestwood Corp., a family-owned homebuilder with headquarters in nearby Glendora, Calif., interviewed with BusinessNow at one of the company's home developments in Chino.  She explained what PFF's "Customers First." approach of service has meant to Crestwood over the years:  "PFF's relationship with Crestwood goes back to the 1950s.  Their service and expertise in the construction lending arena has greatly benefited our business."

     The broadcast may be viewed by accessing the company's corporate Web site at http://www.pffbank.com and clicking the special link under "Highlights."

CONTACT:	PFF Bancorp, Pomona, Sal Curasi, 909-623-2323, ext. 766
http://www.pffbank.com